10th Anniversary
2002-2012

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Page 3: GGE's Year in Review

OUR MISSION is to *"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."*

Happy Holidays from the directors and staff of Golden Grain Energy

Annual meeting set for Feb. 25

Golden Grain Energy members will choose from five nominees on Feb. 25 to fill three seats on the company's board of directors.

The company's annual meeting will be held at the Knights of Columbus Hall, 551 S. Taft St., Mason City, with lunch and registration beginning at noon. The meeting will begin at 1 p.m.

Nominees for the 3-year seats on the board are Earl Brandt, Stan Laures, Ron Pumphrey, Roger Shaffer, and Dave Sovereign.

Along with electing directors to the board, Golden Grain's members will vote on an amendment which would preclude those affiliates or unit holders who have the authority to appoint a member to the board from voting in the general election of elected directors.

Proxy cards will be mailed to Golden Grain members in mid-January.

All ethanol supporters should be named when the credits roll

At the end of a movie, probably as we all leave the theatre or change the channel, the credits begin to scroll across the screen. Sometimes we watch a few of these just to catch the actors' names or even the name of a song played during that movie.

In the credits are the names of all the actors, the special effects people, the stuntmen, and acknowledgements of cities and or towns that provided the setting for the movie. The very last person to receive mention of any credit is the "key grip;" a grip is a theatre term for a laborer who builds or moves the sets, runs the lights, etc. The last person who receives any credit for the movie is the foreman of the laborers, or in theatre language: the "key grip." There is a running joke that the only person who sees the credit for the key grip is his or her mother, and the names of all the grips who performed the daily routine work and made the film real or complete aren't even printed.

If the movie were about ethanol, we all know the major stars. They could be our industry's leaders or our elected senators and representatives who work tirelessly on our behalf in Washington defending or promoting ethanol. Major part players could be our management team and our production personnel — we certainly couldn't be successful without their contributions — but when it comes to crediting key grips, where does a person start?

It started with grips like our members who joined a vision of creating an industry that would boost the local economy and create jobs while creating an alternative for imported oil, together with promoting a cleaner environment. This movie is successful due to the many grips who work every day with little or no credit, yet their contributions are so very important. This movie has far reaching positive effects and you can tell by the number of grips involved in the production, grips right now are developing better seed and distributing this seed. Grips are preparing to plant that seed; grips are building equipment to plant and harvest that seed. Grips are transporting that seed, as well as the movie's main character, ethanol, to distribution.

Grips realize a successful movie (much like a community) depends on everyone playing their role in

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GGE posts $6.6 million income for FY2012

The fiscal year for Golden Grain Energy ended Oct. 31, 2012, with income of approximately $6.6 million or $0.27 per unit. This compares to net income for last year of $26.8 million or $1.10 per unit.

The main driver behind the decrease in income is the weakness in ethanol price. The average price per gallon was 11% lower for our 2012 fiscal year compared to 2011. Our distiller grain price was 22% higher, and we sold approximately 105% more corn oil to help offset the decline in ethanol price for our 2012 fiscal year. Our average cost per bushel of corn was only about 2% higher in 2012 compared to 2011, and our natural gas was approximately 29% lower for the same time period.

Income from investments for fiscal year 2012 was approximately $3.8 million. The majority of this income was realized in our first fiscal quarter, which was November through January, for most of our investments.

Cash was primarily spent on a member distribution of $15.9 million, a new fermenter for $4.1 million, and $1.5 million toward the start of our grain expansion project. We ended the year with approximately $2.7 million on our line of credit.

The complete 10-K was filed on Dec. 19, 2012, and can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	10/31/2012	10/31/2011
Current Assets	$19,215,366	$23,461,588
Total Assets	$115,447,064	$120,115,691
Current Liabilities	$8,466,689	$6,450,820
Long-term liabilities	$4,286,379	$2,069,240
Members Equity	$102,693,996	$111,595,631
Book Value per Unit	$4.20	$4.56

INCOME STATEMENT	Year Ended 10/31/2012	Year Ended 10/31/2011	Year Ended 10/31/2010
Revenues	$327,830,377	$324,927,805	$208,461,685
Gross Profit	$5,090,141	$23,875,608	$17,808,023
Equity in Net Income from Investments	$3,761,784	$5,855,128	$3,935,498
Net Income	$6,589,419	$26,824,996	$16,920,959
Net Income per Unit	$0.27	$1.10	$0.62
Distribution Paid	$0.65	$0.25	$--

Continued from Page 1

You are the key grips in this story

the production of the final feature. You can be a grip by simply telling your friends at coffee about how you filled your tank with E15 or E30, saving a buck or two, and now you consider your coffee free with every tank fill! Or how all drivers are enjoying savings at the pump and are spending those savings throughout their communities. A grip could talk about how the total production from the Bakken Oil fields, the Alaskan Pipeline and the proposed Keystone pipeline together would be needed to match the gallons of motor fuel that ethanol contributes to our nation's fuel supply.

More credit should be given to the grip; after all, an actor is hired to play a part and make the role he plays believable and real, but the part the grip plays is not an act and is real. Our industry needs all the grips we can find and each should be considered as "key grips."

Little credit is given to our industry that unquestionably has helped insulate the Midwest from the tough economic times our country has recently endured, yet like a grip, ethanol does this very day. It is playing a leading role.

— Dave Sovereign,
Chairman, GGE Board of Directors

Taxable income estimated at $0.058 per unit

GGE's tax preparers have begun their process of computing our taxable income for the calendar year 2012. As of now, they are estimating $0.058 of taxable income per unit offset by $0.005 of domestic manufacturer's deduction per unit. We anticipate filing in Iowa, Minnesota, and Nebraska again this year. These estimates are contingent on the amount of income reported to us from our investments. K-1 forms will be mailed as soon as possible but likely not before the last week of February.

From high to low: 2012 tests industry

Looking back over Golden Grain's 2012 fiscal year (November 2011 through October 2012) shows a trend that impacted the entire industry and will continue to do so.

November and early December 2011 started much better than expected with both the domestic and export ethanol markets taking advantage of the VEETC (Volumetric Ethanol Excise Tax Credit) that was set to expire at the end of the year. That spike in ethanol purchases created tight inventories and high prices through mid-December 2011, but then demand dropped dramatically.

We've been, in a way, trying to manage the lack of market ever since, starting off the 2012 calendar year in a tough situation which has not yet improved.

A lack of demand on the gasoline market never cleared out the oversupply left in January, and the summer's drought opened the door for more imports than the market could manage, which kept ethanol production margins into mostly negative territory.

Golden Grain Energy's third quarter for 2012 (ended July 31) was one of the company's worst ever, due to low ethanol prices combined with drought-driven high prices for corn.

While margins will continue to be a struggle until corn productions level return to normal, hopefully in October 2013, there have been high points along the way for Golden Grain and the ethanol industry.

- **December 2011:** Distribution of $0.65 per unit to members.
- **March 2012:** Golden Grain Energy celebrated the 10th anniversary of the company's creation.
- **June 13, 2012:** A new fermenter was put into service at the Golden Grain plant, allowing for increased efficiency in processing corn into ethanol by allowing longer fermentation times.


2012: Some of the worst producer margins ever
Weekly Avg EBITDA of Iowa Ethanol Plants
Through Dec 6, 2012
$/Gallon
1.00
0.90
0.80
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0.00
(0.10)
(0.20)
One Year Ago
Two Years Ago
Net exports: 300 MG, Domestic Demand 13.3 BG
Avg. 2012 EBITDA: (0.8) cpg for 50 MGY plant
© 2012 Houston BioFuels Consultants LLC
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- **June 2012:** Golden Grain's board of directors approved a trial agreement with Syngenta to test its Energen® corn. As a part of the trial, upgrades are being made to Golden Grain's grain handling facilities and an additional 600,000 bu storage bin has been built.
- **June 2012:** The EPA approved the use of E15 in vehicles model year 2001 and newer, opening the door to increase demand by 50 percent over time.
- **November 2012:** The EPA refused to approve a request filed by governors of several states asking that the Renewable Fuels Standard (RFS2) be waived in light of the drought and high corn prices.

While the EPA denied the request to waive the RFS, the number of states and organizations — mostly food manufacturers and livestock producers — who backed the waiver request underscores what must remain one of the industry's top priorities moving forward: defending the RFS and the ethanol industry.

OPIS (Oil Price Information Service) notes in a year-end review that throughout 2012 there was talk of reopening RFS2 to expand definitions, reduce volumetric targets or completely repeal the overall biofuels provision. There were also a number of lawsuits and legal battles surrounding biofuels requirements, showing that our industry is by no means secure. Please continue to voice your support to legislators, decision-makers, and your friends and colleagues.

Into the next year:

As Golden Grain Energy moves into the next fiscal year, we will continue to monitor efficiency and margins. The company's board has also entered an agreement to repurchase the units of the company's largest unitholder, buying back 4.577 million units for $17 million, or $3.71 per unit, which is $0.49 under the Oct. 31, 2012, book value. After the transaction, GGE will have fewer than 20 million units outstanding.

— Walt Wendland,
CEO & President, GGE

Annual crop fair planned for Feb. 19 at NIACC

Golden Grain Energy President and CEO Walt Wendland will be one of three primary speakers at the Mason City Crop Fair, hosted by the Iowa Corn Growers and Iowa Corn Promotion Board.

The fair is scheduled for Feb. 19 at North Iowa Area Community College in Mason City, with registration beginning at 8:30 a.m. Wendland will speak at 9 a.m., providing an update on the ethanol industry.

Other speakers include Iowa Secretary of Agriculture Bill Northey, who will address Iowa's nutrient reduction strategy, and Steve Johnson from Iowa State Extension, speaking about crop insurance and the grain market outlook.

There is no cost, but pre-registration is required for the event, which includes a noon meal. Please register by Feb. 11 by contacting Lori Caspers at the Golden Grain Energy office at 641-423-8525.

Iowa Speedway's American Ethanol 200 race earns NASCAR recognition

(NEWTON, Iowa – Dec. 4, 2012) The September 15 'American Ethanol 200' at Iowa Speedway was cited by NASCAR as one of the two 'Top Races' in the 2012 Camping World Truck Series season.

According to the NASCAR news release, "Iowa Speedway has quickly developed the reputation of providing unmatched entertainment and drama when hosting NASCAR national series events, this one was no different."

Both NASCAR and Iowa Speedway are strong supporters of the ethanol industry in Iowa and around the country through a partnership with American Ethanol, a coalition of more than 100 entities, including Golden Grain Energy.

Registration now open for the 2013 Iowa Renewable Fuels Summit

The Iowa Renewable Fuels Association (IRFA) recently announced the opening of registration for the 7th Annual Iowa Renewable Fuels Summit and Trade Show. The Summit is free, open to the public, and will be held January 30, 2013 at the Meadows Conference Center at Prairie Meadows in Altoona, Iowa.

The Renewable Fuels Summit is Iowa's premier renewable fuels event bringing together industry leaders, decision makers and the general public to shape Iowa's energy future. This event provides a great opportunity to hear experts address state and national issues facing the future of renewable fuels, as well as network with biofuels professionals and business leaders throughout the Midwest.

Given the recent drought, speakers will highlight the future of the federal Renewable Fuel Standard (RFS), expanding E15 availability to consumers, and current opportunities facing the biodiesel industry.